Exhibit 99.1

YOU On Demand raises $10.9 million in Private Placement

NEW YORK, June 8, 2011 /PRNewswire/ -- YOU On Demand Holdings, Inc. (OTCBB:CBBD), the first national Pay-Per-View and Video On Demand platform in China, announced today that it has closed a private placement of its common shares with a group of institutional and accredited investors.  The Company received gross proceeds of $10,917,806 through the sale of 124,065,972 common shares.  Chardan Capital Markets, LLC acted as the Company's agent in connection with the financing.

FIL Investment Management (Hong Kong) Limited ("Fidelity"), acting on behalf of various accounts, was the single largest investor and subscribed for 73,440,972 common shares. Fidelity's investment represents 9.4% of the Company's issued and outstanding common stock.

YOU On Demand intends to use the proceeds from the financing to continue the development of its national Pay-Per-View and Video On Demand platform in China, marketing and promotions, and for general corporate purposes.

"Fidelity's interest and involvement in YOU On Demand is a testament to the strength of our business and growth plan." said Shane McMahon, YOU On Demand's Chairman and CEO.  "This financing will allow us to execute our strategy of delivering premium content to the largest cable market in the world."

About YOU On Demand Holdings, Inc.

YOU On Demand is the first national Pay-Per-View and Video On Demand platform in China. The Company plans to offer high quality premium content to customers across China through its Near Video On Demand (NVOD), Video On Demand (VOD) and Subscription Video On Demand (SVOD) services. The Company consists of a portfolio of businesses that include alliances with leading media operators, comprehensive end-to-end content delivery, an exclusive billing solution, governmental partnerships and approvals, and value-added services.

YOU On Demand has secured strategic partnerships with the largest media entities in China, and has a highly experienced management team with a strong background in Cable, Television, Media and Telecom. The company is headquartered in New York, NY, with its China headquarters in Beijing.  For more information, visit http://www.yod.com/

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

YOU On Demand Holdings, Inc.
Nini Le
T: (212) 206-1216
IR@yod.com